Exhibit 5.1

Hogan Lovells US LLP 1601 Wewatta Street Suite 900 Denver, Colorado 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

May 27, 2020

Board of Directors
National CineMedia, Inc.
6300 S. Syracuse Way, Suite 300
Centennial, Colorado 80111

Ladies and Gentlemen:
We are acting as counsel to National CineMedia, Inc., a Delaware corporation (the “Company”), in connection with a post-effective amendment (the “Amendment”) to its registration statement on Form S‑8 (File No. 333-210996) (the “Registration Statement”), previously filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), which Registration Statement registered 4,400,000 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) reserved for issuance pursuant to the National CineMedia, Inc. 2016 Equity Incentive Plan. The Amendment reflects that a portion of the shares of Common Stock registered under the Registration Statement (up to 2,286,738 shares) will become available for issuance under the National CineMedia, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”) pursuant to the terms of the 2020 Plan (such shares of Common Stock are referred to herein as the “Carryover Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Amendment, (ii) issuance of the Carryover Shares pursuant to the terms of the 2020 Plan, and (iii) receipt by the Company of the consideration for the Carryover Shares specified in the applicable resolutions of the Board of Directors (or a duly authorized committee thereof) and in the 2020 Plan, the Carryover Shares will be validly issued, fully paid, and nonassessable.

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Board of Directors of National CineMedia, Inc.	- 2 -	May 27, 2020

This opinion letter has been prepared for use in connection with the Registration Statement, as amended by the Amendment. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Amendment.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Amendment. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP